AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 30, 1998

                                                   REGISTRATION NO. 333-________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  -------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               FIFTH THIRD BANCORP
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

            OHIO                                         31-0854434
-------------------------------                       -----------------
(State or other jurisdiction of                       (I.R.S. Employer
incorporation or organization)                       Identification No.)

                            38 FOUNTAIN SQUARE PLAZA
                             CINCINNATI, OHIO 45263
                         -------------------------------
                         (Address of principal executive
                           offices including zip code)

                       1998 LONG-TERM INCENTIVE STOCK PLAN
                       -----------------------------------
                            (Full title of the plans)

                                                       Copy To:
PAUL L. REYNOLDS, ESQ.                                 RICHARD G. SCHMALZL, ESQ.
FIFTH THIRD BANCORP                                    GWEN M. MORRIS, ESQ.
38 FOUNTAIN SQUARE PLAZA                               GRAYDON, HEAD & RITCHEY
CINCINNATI, OHIO 45263                                 511 WALNUT STREET
1900 FIFTH THIRD CENTER                                CINCINNATI, OHIO 45202
(513) 579-4300                                         (513) 621-6464
(Name, address and telephone
 number of agent for service)

                                                   CALCULATION OF REGISTRATION FEE

TITLE OF SECURITIES           AMOUNT TO BE              PROPOSED MAXIMUM             PROPOSED MAXIMUM               AMOUNT OF
  TO BE REGISTERED             REGISTERED           OFFERING PRICE PER SHARE     AGGREGATE OFFERING PRICE          REGISTRATION
------------------------------------------------------------------------------------------------------------------------------------
 COMMON STOCK, NO           6,285,934 SHARES(1)             $59.5938(2)               $374,602,693.30               $110,507.79
 PAR VALUE PER SHARE
------------------------------------------------------------------------------------------------------------------------------------
 COMMON STOCK, NO           3,536,303 SHARES(3)             $55.2917                  $195,528,204.50                $57,680.82
 PAR VALUE PER SHARE
------------------------------------------------------------------------------------------------------------------------------------
 COMMON STOCK, NO               3,375 SHARES(3)             $56.2083                      $189,703.0125                  $55.96
 PAR VALUE PER SHARE
------------------------------------------------------------------------------------------------------------------------------------
 COMMON STOCK, NO               2,028 SHARES(3)             $56.3333                      $114,243.9324                  $33.70
 PAR VALUE PER SHARE
------------------------------------------------------------------------------------------------------------------------------------
 COMMON STOCK, NO               2,475 SHARES(3)             $57.50                        $142,312.50                    $41.98
 PAR VALUE PER SHARE
------------------------------------------------------------------------------------------------------------------------------------
 COMMON STOCK, NO               1,425 SHARES(3)             $56.3125                       $80,245.3125                  $23.67
 PAR VALUE PER SHARE
------------------------------------------------------------------------------------------------------------------------------------
 COMMON STOCK, NO               3,375 SHARES(3)             $56.4375                      $190,476.5625                  $56.19
 PAR VALUE PER SHARE
------------------------------------------------------------------------------------------------------------------------------------
 COMMON STOCK, NO               2,700 SHARES(3)             $57.8750                      $156,262.50                    $46.10
 PAR VALUE PER SHARE
------------------------------------------------------------------------------------------------------------------------------------
 COMMON STOCK, NO                 450 SHARES(3)             $54.00                         $24,300.00                     $7.17
 PAR VALUE PER SHARE
------------------------------------------------------------------------------------------------------------------------------------
 COMMON STOCK, NO               1,500 SHARES(3)             $50.6250                       $75,937.50                    $22.40
 PAR VALUE PER SHARE
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
 COMMON STOCK, NO               3,000 SHARES(3)             $50.3438                      $151,031.40                    $44.55
 PAR VALUE PER SHARE
------------------------------------------------------------------------------------------------------------------------------------
 COMMON STOCK, NO              72,000 SHARES(3)             $49.3125                    $3,550,500.00                 $1,047.40
 PAR VALUE PER SHARE
------------------------------------------------------------------------------------------------------------------------------------
 COMMON STOCK, NO               3,000 SHARES(3)             $52.00                        $156,000.00                    $46.02
 PAR VALUE PER SHARE
------------------------------------------------------------------------------------------------------------------------------------
 COMMON STOCK, NO             186,000 SHARES(3)             $55.25                     $10,276,500.00                 $3,031.57
 PAR VALUE PER SHARE
------------------------------------------------------------------------------------------------------------------------------------



-------------------------------


         (1) Represents the total number of shares of Fifth Third Bancorp Common Stock, no par value per share ("Common Stock") currently reserved or available for issuance pursuant to the 1998 Long-Term Incentive Stock Plan (the "Plan"), less 3,817,631 shares of Common Stock issuable upon the exercise of stock options previously granted as described in note (3) below.

         (2) Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(c) and (h), based upon the average of the high and low prices of Fifth Third Bancorp common stock as reported on The Nasdaq National Market for June 24, 1998.

         (3) Represents the total number of shares of Common Stock issuable upon the exercise of stock options previously granted under the Plan at the exercise price shown as the proposed maximum offering price per share in accordance with Rule 457(h).

         Fifth Third Bancorp (the "Registrant") is filing this Registration Statement on Form S-8 in order to register an aggregate of 10,103,565 shares of its common stock, no par value ("Common Stock"), to be issued pursuant to its 1998 Long-Term Incentive Stock Plan (the "Plan").

PART I   INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS.

         The documents containing the information required in Part I of the Registration Statement will be provided to each participant in the Plan as required by Rule 428(b)(1). Such documents are not being filed with the Securities and Exchange Commission (the "Commission") in accordance with the instructions to Form S-8.

PART II  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT.

Item 3.  Incorporation of Documents by Reference.

         The following documents, as filed with the Commission, are incorporated herein by reference:

         (i) the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

         (ii)     the Registrant's Current Report on Form 8-K filed March 17,
                  1998;

         (iii) the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998; and

         (iv) the description of the Registrant's Common Stock contained in a registration statement filed under the Securities and Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.

         All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all such securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents.

Item 4.  Description of Securities.

         Not applicable.

Item 5.  Interest of Named Experts and Counsel.

         The validity of the Common Stock offered hereby has been passed upon by Paul L. Reynolds, general counsel to the Company. Mr. Reynolds is eligible to participate in the Plan. As a participant, he previously has been awarded stock options under the Plan and may receive future grants under the Plan on the same terms and conditions as other participants holding similar positions with the Company.

Item 6.  Indemnification of Directors and Officers.

         Section 1701.13(E) of the Ohio Revised Code provides that a corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney's fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, that he had reasonable cause to believe that his conduct was unlawful. Section 1701.13(E)(2) further specifies that a corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of (a) any claim, issue, or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent, that the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper, and (b) any action or suit in which the only liability asserted against a director is pursuant to Section 1701.95 of the Ohio Revised Code concerning unlawful loans, dividends and distribution of assets. In addition, Section 1701.13(E) requires a corporation to pay any expenses, including attorney's fees, of a director in defending an action, suit, or proceeding referred to above as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which he agrees to both (i) repay such amount if it is proved by clear and convincing evidence that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation and (ii) reasonably cooperate with the corporation concerning the action, suit, or proceeding. The indemnification provided by
Section 1701.13(E) shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under the Second Amended Articles of Incorporation or Code of Regulations of the Registrant.

         The Code of Regulations of the Registrant provides that the Registrant shall indemnify each director and each officer of the Registrant, and each person employed by the Registrant who serves at the written request of the President of the Registrant as a director, trustee, officer, employee or agent of another corporation, domestic or foreign, nonprofit or for profit, to the full extent permitted by Ohio law. The Registrant may indemnify assistant officers, employees and others by action of the Board of Directors to the extent permitted by Ohio law.

         The Registrant carries directors' and officers' liability insurance coverage which insures its directors and officers and the directors and officers of its subsidiaries in certain circumstances.

Item 7.  Exemption from Registration Claimed.

         Not applicable.

Item 8.  Exhibits.

Exhibit           Description of Exhibit
-------           ----------------------
 4.1              1998 Long-Term Incentive Stock Plan, as amended
 4.2              Second Amended and Restated Articles of  Incorporation*
 4.3              Code of Regulations*
 5.1              Opinion of Counsel employed by Fifth Third Bancorp
23.1              Consent of Counsel employed by Fifth Third Bancorp (included in opinion)
23.2              Consent of Deloitte & Touche LLP
---------------
* Incorporated by reference.  See Exhibit Index.

Item 9.  Undertakings

A.       INDEMNIFICATION

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 6, or otherwise, the Registrant has been advised that in the opinion of the

Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other that the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

B.       SUBSEQUENT EXCHANGE OF DOCUMENTS

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.       OTHER

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represented no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs 1(i) and 1(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on June 30, 1998.

                                         FIFTH THIRD BANCORP


                                         /s/ George A. Schaefer, Jr.
                                         ---------------------------
                                         By: George A. Schaefer, Jr.
                                         President and Chief  Executive Officer

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints GEORGE A. SCHAEFER, JR. his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign and execute on behalf of the undersigned any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with any such amendments, as fully to all intents and purposes as he might or could do in person, and does hereby ratify and confirm all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Principal Executive Officer:


/s/ George A. Schaefer, Jr.                          Date: June 30, 1998
---------------------------
George A. Schaefer, Jr.
President and Chief Executive Officer


Principal Financial Officer:


/s/ Neal E. Arnold                                   Date: June 30, 1998
------------------
Neal E. Arnold
Chief Financial Officer and Treasurer

Principal Accounting Officer:


/s/ Roger W. Dean                                    Date: June 30, 1998
-----------------
Roger W. Dean
Controller


Directors of the Company:


/s/ Darryl F. Allen                                  Date: June 30, 1998
-------------------
Darryl F. Allen


/s/ John F. Barrett                                  Date: June 30, 1998
-------------------
John F. Barrett


/s/ Milton C. Boesel, Jr.                            Date: June 30, 1998
-------------------------
Milton C. Boesel, Jr.


/s/ Gerald V. Dirvin                                 Date: June 30, 1998
--------------------
Gerald V. Dirvin


/s/ Thomas B. Donnell                                Date: June 30, 1998
---------------------
Thomas B. Donnell


/s/ Richard T. Farmer                                Date: June 30, 1998
---------------------
Richard T. Farmer


/s/ Ivan W. Gorr                                     Date: June 30, 1998
----------------
Ivan W. Gorr


/s/ Joseph H. Head, Jr.                              Date: June 30, 1998
-----------------------
Joseph H. Head, Jr.

/s/ Joan R. Herschede                                Date: June 30, 1998
---------------------
Joan R. Herschede


                                                     Date: June __, 1998
---------------------
William G. Kagler



/s/ James d. Kiggen                                  Date: June 30, 1998
-------------------
James D. Kiggen


/s/ Mitchel Livingston                               Date: June 30, 1998
----------------------
Mitchel Livingston


                                                     Date: June __, 1998
-------------------
Robert B. Morgan


                                                     Date: June __, 1998
-------------------
James E. Rogers


/s/ Brian H. Rowe                                    Date: June 30, 1998
-----------------
Brian H. Rowe


/s/ George A. Schaefer, Jr.                          Date: June 30, 1998
---------------------------
George A. Schaefer, Jr.


                                                     Date: June __, 1998
----------------------
John J. Schiff, Jr.


/s/ Dennis J. Sullivan, Jr.                          Date: June 30, 1998
---------------------------
Dennis J. Sullivan, Jr.


/s/ Dudley S. Taft                                   Date: June 30, 1998
------------------
Dudley S. Taft

                                INDEX TO EXHIBITS


 Exhibit          Description of Exhibit
 -------          ----------------------

 4.1              1998 Long-Term Incentive Stock Plan, as amended

 4.2 Second Amended and Restated Articles of Incorporation [Filed as an Exhibit to the Registrant's Form S-4, Registration No. 33-63966, and incorporated by reference herein]*

 4.3 Code of Regulations [Filed as an Exhibit to the Registrant's Form S-4, Registration No. 33-63966,0 and incorporated by reference herein]*

 5.1              Opinion of Counsel employed by Fifth Third Bancorp

23.1 Consent of Counsel employed by Fifth Third Bancorp (included in opinion)

23.2              Consent of Deloitte & Touche, LLP



-----------------
* Incorporated by reference.